Exhibit 99.1
March 9, 2009
Dear Citi Colleagues,
After a broad sell off in the markets last week, I thought I would give you a quick update on our position.
Despite the steps we’ve taken to strengthen our capital base, I am, like you, disappointed with our current stock price and the broad-based misperceptions about our company and its financial position. I don’t believe it reflects the strengths of Citi; our newly strengthened capital base, our unique global franchise and most importantly, the quality of our people. These are unprecedented times in the markets, but over time, the markets will recognize the many strengths of Citi.
I believe there are two key issues to focus on—capital strength and earnings power.
First, on capital strength, as you know, the preferred exchange we announced nearly two weeks ago is expected to make Citi the strongest capitalized large U.S. bank as measured by tangible common equity (TCE) and Tier 1 ratios. While our Tier 1 ratio will remain at 11.9% as of December 31, 2008, assuming 100% participation in the exchange, our TCE could increase to as much as $81 billion. Despite this addition of tangible common equity, some people continue to question our capital strength because of our net deferred tax asset (DTA) and the quality of our assets.
•	DTA: Even if near-term conditions deteriorate significantly, we expect to be able to realize the majority of our DTAs.
•	Asset quality: The Fed will conduct stress tests for all large banks in coming weeks. We’ve done our own stress testing using assumptions that are more pessimistic than the Fed has outlined and we are confident about our capital strength.
•	In addition, the Smith Barney joint venture and the conversion of mandatory convertibles is expected to add another $14 billion to our tangible common equity over time.
In addition to our strong capital position, I am most encouraged with the strength of our business so far in 2009. In fact, we are profitable through the first two months of 2009 and are having our best quarter-to-date performance since the third quarter of 2007. In January and February alone, our revenues excluding externally disclosed marks were $19 billion. Our client businesses are strong: our deposits are relatively stable, our client-driven Securities and Banking businesses have been performing well, including our recent #1 rank in M&A, and we continue to provide credit to consumer and corporate customers. You have all done a very impressive job driving revenues and reducing our cost structure, and it is gratifying to see the results first hand.
I also appreciate how distracting the confusion in the markets and the media can be. In case you missed it, you should read the article in Friday’s Wall Street Journal Deal Journal entitled “Citigroup’s Troubles Don’t Distract Its Investment Bankers”
[http://blogs.wsj.com/deals/2009/03/06/citigroups-troubles-dont-distract-its-investment-bankers/ ]. It was great to see you get the recognition you deserve and how you have remained focused on your clients and customers.
Lastly, I spent time last week talking to groups of colleagues and clients in Europe. It was good to hear from them. Not only did I learn a lot about what was on their minds, I was able to give them the full story of Citi and where we are today, including our full commitment to our global network and presence in over 100 countries, which is our key competitive differentiator. I would encourage each of you to continually engage with your colleagues and clients to ensure open lines of communication. To help in this effort, I have attached some important information points as an aid in your discussions. Please send me any feedback you may receive or any questions you are not able to answer.
Thank you again for your dedication. These are the times that will define us all.
Best regards,
Vikram

Important Information About Our Capital Strength and Earnings Power

Capital (TCE)	TCE	Tier 1	RWA	TCE%	TCE/RWA	Tier 1
4Q08	$29.7	$118.8	996.2	1.5%	3.0%	11.9%
Max pref conversion*	51.3

Pro forma	81.0			4.2%	8.1%

Other actions expected to add to Citi’s TCE:
ADIA converts	$7.5
Smith Barney JV	6.5

Peer comps (as of 12/31/08):
JPM	$81.3	136.1	1,245	3.8%	6.5%	10.9%
BAC**	63.5	174.3	1,634	2.6	3.9	10.7
WFC	29.6	86.4	1,108	2.3	2.7	7.8
*	Assumes 100% participation in the exchange offers.

**	pro forma for acquisition of Merrill Lynch.
     Deferred Tax Asset (DTA)
•	Some observers say Citi’s $44 billion DTA may be at risk and should be deducted from our TCE.
•	As disclosed in our recently-filed 10K, DTAs have carryforward periods ranging from 10-20 years. We believe that, even under stressed scenarios, our current forecasts of taxable income during these carryforward periods are sufficient to fully realize the value of our DTAs.
•	However, should near-term conditions deteriorate significantly, we have identified tax planning strategies that would enable us to realize the majority of our DTAs.
     Risk Assets
•	We have reduced the risk assets in Securities and Banking significantly to $112 billion at the end of 2008 from $226 billion the year ago period. Only approximately $36 billion of these were subject to mark to market accounting at year end.
•	The Fed will conduct stress test for all large banks in coming weeks. We’ve done our own stress test using assumptions that are more pessimistic than the Fed has outlined and we are confident about our capital strength.
•	Citi has $30 billion in loan loss reserves, or 4.3% of loans as of December 31, 2008—which is the highest among large U.S. bank peers. Loan loss reserves are another form of capital. Citi also has $301 billion of assets that have been “ring-fenced” under an agreement with the U.S. government.

Profitability
•	Citi has been profitable for the first two months of 2009 and we are having our best quarter-to-date performance since the third quarter of 2007.
•	In January and February alone, our revenues excluding externally disclosed marks, were $19 billion. During 2008, our full quarterly average for these revenues as adjusted was $21 billion. That said, we are still one month away from the end of the quarter and market volatility could alter results.
•	Based on 2008 average quarterly revenues (ex marks) and the fourth quarter expense run rate, quarterly pre-tax (PT) pre-provision earnings are $8.3 billion (PT), or $33.3 billion annualized. These PT pre-provision earnings (ex marks) help absorb elevated credit losses, additions to loan loss reserves, and potential marks.
•	Our year-to-date expenses through February are $8.1 billion, which is lower than our target.
Our Stock and Credit Spreads
•	Our stock price is not an indication of our financial strength.
•	Our pro forma tangible common book value would be $3.82/share assuming maximum preferred conversion.
•	The pending conversion is creating a large technical short in our stock that should be lifted once the conversion is completed.
•	We believe our credit spreads are disconnected from our condition and are inconsistent with the government’s announcements regarding support for the financial system.